Exhibit 99.1

Arconic Reports Third Quarter 2018 Results

Third Quarter 2018 Highlights

Revenue of $3.5 billion, up 9% year over year; organic revenue1 up 7% year over year

  Net income of $161 million, or $0.32 per share, versus net income of $119 million, or $0.22 per share, in the third quarter of 2017
  Net income excluding special items of $160 million, or $0.32 per share, versus $132 million, or $0.25 per share, in the third quarter of 2017
  Operating income of $345 million, up 11% year over year
  Operating income excluding special items of $348 million, up 4% year over year
  In the third quarter, cash provided from operations of $51 million, cash used for financing activities of $32 million, and cash provided from investing activities of $65 million
  Adjusted Free Cash Flow in the third quarter was $115 million
  Net pension and OPEB liability reduction of $519 million for January 1 through September 30

2018 Guidance* Updated

  Earnings Per Share Excluding Special Items increased to $1.28-$1.34 from $1.17-$1.27
  Revenue of $13.7-$14.0 billion and Adjusted Free Cash Flow of ~$250 million remain unchanged

Key Announcements

  Extending the scope and duration of the Company’s strategy review, with anticipated completion in the fourth quarter 2018. The Company will communicate the outcome once the strategy review is complete.
  Reached an agreement to sell Arconic’s idled Texarkana, Texas, rolling mill for approximately $300 million in cash, plus additional contingent consideration of up to $50 million.
  Sale process for the Building and Construction Systems business is underway and has drawn robust interest.

___________________________________

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Full Year 2018 Guidance Updated” below.

NEW YORK--(BUSINESS WIRE)--October 30, 2018--Arconic Inc. (NYSE: ARNC) today reported third quarter 2018 results, for which the Company reported revenues of $3.5 billion, up 9% year over year. Organic revenue1 was up 7% year over year, with higher volumes across all segments driven by double-digit growth in the aerospace engines, aerospace defense, and automotive end markets, along with solid increases from the commercial transportation, industrial, and building and construction markets.

Net income in the third quarter was $161 million, or $0.32 per share. These results include $1 million of income from special items, principally related to benefits associated with a tax indemnification receivable and a post-retirement benefit curtailment, mostly offset by charges related to net unfavorable discrete tax items and other restructuring charges. Third quarter 2017 net income was $119 million, or $0.22 per share. Net income excluding special items was $160 million, or $0.32 per share, in the third quarter of 2018, versus $132 million, or $0.25 per share, in the third quarter of 2017.

Third quarter 2018 operating income was $345 million, up 11% year over year. Operating income excluding special items was $348 million, up 4% year over year, as higher volumes more than offset aerospace product price and mix headwinds and unfavorable net cost savings, driven by higher transportation costs.

Arconic Chief Executive Officer Chip Blankenship said, “In the third quarter, Arconic delivered solid organic revenue growth while increasing adjusted free cash flow. Our team remains focused on operational improvements and portfolio refinements; this quarter we made the strategic decision to sell our idled rolling mill in Texarkana, Texas, which provides us with added financial flexibility as we continue to explore opportunities to enhance our portfolio. We have completed significant milestones as reported last quarter; however, we are extending the scope and duration of the strategy review to address additional scenarios. We now anticipate completing the strategy review in the fourth quarter.”

Arconic ended the third quarter 2018 with cash on hand of $1.5 billion. In the third quarters of 2018 and 2017: cash provided from operations was $51 million and cash used for operations was $57 million, respectively; cash used for financing activities was $32 million and $15 million, respectively; and cash provided from investing activities was $65 million and $100 million, respectively. Adjusted Free Cash Flow for the quarter was $115 million, up from $41 million in the third quarter 2017.

Third Quarter 2018 Segment Performance2

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.6 billion, an increase of 6% year over year. Organic revenue1 was up 6%, driven by volume growth in aerospace engines and defense. Segment operating profit was $238 million, down $1 million year over year, as volume growth across all business units was offset by unfavorable aerospace product price/mix and manufacturing inefficiencies in the Engineered Structures business. Segment operating margin was 15.2%, down 100 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.4 billion, an increase of 16% year over year. Organic revenue1 was up 9%. Segment operating profit was $74 million, up $10 million year over year, driven by higher automotive and industrial volume, partially offset by higher transportation costs and scrap spreads and volume. Segment operating margin was 5.2%, consistent with the prior year, including a 30 basis point positive impact of higher aluminum prices.

Transportation and Construction Solutions (TCS)

TCS delivered revenue of $530 million, an increase of 1% year over year. Organic revenue1 was up 8%. Segment operating profit was $77 million, up $3 million year over year, as higher volume in commercial transportation and building and construction as well as net cost savings more than offset headwinds from higher aluminum prices. Segment operating margin was 14.5%, up 40 basis points year over year, including a 280 basis point negative impact of higher aluminum prices.

Full Year 2018 Guidance Updated

Arconic is adjusting its full year 2018 EPS guidance:

	2Q 2018	Updated 3Q 2018
Earnings Per Share Excluding Special Items*	$1.17-$1.27	$1.28-$1.34
Revenue	$13.7-$14.0 billion	Unchanged
Adjusted Free Cash Flow*	Approximately $250 million	Unchanged

* Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Key Announcements

Strategy and Portfolio Review

The Company is extending the scope and duration of this activity to address additional scenarios. The Company now anticipates completing the strategy review in the fourth quarter 2018. The Company will communicate the outcome once the strategy review is complete.

Announced Sale of Texarkana, TX Rolling Mill

Arconic reached an agreement to sell its idled Texarkana, Texas, rolling mill to Ta Chen International, Inc., a U.S. subsidiary of aluminum and stainless steel distributor Ta Chen Stainless Pipe Co., Ltd. Under the terms of the transaction, Arconic will sell the Texarkana facility for approximately $300 million in cash, plus additional contingent consideration of up to $50 million. The transaction is expected to close in the fourth quarter 2018, subject to receipt of certain regulatory approvals and other customary closing conditions. The rolling mill and cast house have a combined net book value of $62 million. The Company expects to record a gain on the sale.

Sale Process of BCS Business Underway

In July 2018, Arconic announced as part of the ongoing strategy review that the Company initiated the sale process of the Building and Construction Systems (BCS) business. The sale process is currently underway and has drawn robust interest.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on October 30, 2018, to present third quarter 2018 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors;” presentation materials will be available at approximately 8:00 AM Eastern Time on October 30.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements about Arconic's strategies, outlook, business and financial prospects; and statements regarding the completion of the Texarkana sale and the expected financial impact of the sale. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) competition from new product offerings, disruptive technologies or other developments; (e) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (h) failure or delays in the receipt or satisfaction of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals and the other closing conditions to the Texarkana transaction; (i) the impact of cyber attacks and potential information technology or data security breaches; (j) changes in discount rates or investment returns on pension assets; (k) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (m) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

___________________________________

1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its planned phase-down), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

2 As of the first quarter of 2018, Arconic’s segment reporting measure has changed from Adjusted EBITDA to Segment operating profit.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	September 30, 2018	June 30, 2018	September 30, 2017
Sales	$3,524	$3,573	$3,236

Cost of goods sold (exclusive of expenses below)	2,881	2,903	2,591
Selling, general administrative, and other expenses	134	158	152
Research and development expenses	25	29	24
Provision for depreciation and amortization	141	144	140
Restructuring and other charges	(2)	15	19
Operating income(1)	345	324	310

Interest expense	88	89	100
Other expense, net(1)	8	41	38

Income before income taxes	249	194	172
Provision for income taxes	88	74	53

Net income	$161	$120	$119

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(2)(3):
Earnings per share	$0.33	$0.25	$0.23
Average number of shares(3)	483,048,831	482,854,550	441,512,709

Diluted(2)(3):
Earnings per share	$0.32	$0.24	$0.22
Average number of shares(3)	502,427,792	501,960,573	462,055,864
(1)	In the first quarter of 2018, Arconic adopted changes issued by the Financial Accounting Standards Board ("FASB") to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income, while the non-service related components of net periodic benefit cost have been presented in the Other expense, net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $39 of non-service related net periodic benefit cost was reclassified in the quarter ended September 30, 2017 from various line items within Operating income to the Other expense, net line item. There was no impact to Net income.

(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1, $1 and $18 for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively, need to be subtracted from Net income.

(3)	For the quarters ended September 30, 2018, June 30, 2018, and September 30, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (19 million, 19 million, and 20 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)).

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Nine months ended
	September 30, 2018	September 30, 2017
Sales	$10,542	$9,689

Cost of goods sold (exclusive of expenses below)	8,552	7,598
Selling, general administrative, and other expenses	464	569
Research and development expenses	77	81
Provision for depreciation and amortization	427	410
Restructuring and other charges	20	118
Operating income(1)	1,002	913

Interest expense(2)	291	398
Other expense (income), net(1),(3)	69	(410)

Income before income taxes	642	925
Provision for income taxes	218	272

Net income	$424	$653

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Earnings per share	$0.87	$1.36
Average number of shares(5)	482,765,798	440,751,958

Diluted(4)(5):
Earnings per share	$0.86	$1.31
Average number of shares(5)	502,521,053	500,534,603

Common stock outstanding at the end of the period(4)	483,181,619	442,080,224
(1)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income, while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $116 of non-service related net periodic benefit cost was reclassified in the nine-month period ended September 30, 2017 from various line items within Operating income to the Other expense (income), net line item. There was no impact to Net income.

(2)	Interest expense for the nine months ended September 30, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for the nine months ended September 30, 2017 included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)	Other expense (income), net for the nine months ended September 30, 2017 included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock and a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes.

(4)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 and $53 for the nine months ended September 30, 2018 and September 30, 2017, respectively, need to be subtracted from Net income.

(5)	For the nine months ended September 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI). For the nine months ended September 30, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (60 million) associated with outstanding employee stock options and awards, shares underlying outstanding convertible debt (acquired through the acquisition of RTI), and shares underlying mandatory convertible preferred stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,535	$2,150
Receivables from customers, less allowances of $5 in 2018 and $8 in 2017	1,147	1,035
Other receivables	511	339
Inventories	2,622	2,480
Prepaid expenses and other current assets	317	374
Total current assets	6,132	6,378

Properties, plants, and equipment, net	5,645	5,594
Goodwill	4,517	4,535
Deferred income taxes	605	743
Intangibles, net	954	987
Other noncurrent assets	474	481
Total assets	$18,327	$18,718

Liabilities
Current liabilities:
Accounts payable, trade	$2,061	$1,839
Accrued compensation and retirement costs	359	399
Taxes, including income taxes	84	75
Accrued interest payable	97	124
Other current liabilities	371	349
Short-term debt	42	38
Total current liabilities	3,014	2,824
Long-term debt, less amount due within one year	6,315	6,806
Accrued pension benefits	2,120	2,564
Accrued other postretirement benefits	773	841
Other noncurrent liabilities and deferred credits	730	759
Total liabilities	12,952	13,794

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock	483	481
Additional capital	8,310	8,266
Accumulated deficit	(943)	(1,248)
Accumulated other comprehensive loss	(2,544)	(2,644)
Total Arconic shareholders’ equity	5,361	4,910
Noncontrolling interests	14	14
Total equity	5,375	4,924
Total liabilities and equity	$18,327	$18,718

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Nine months ended September 30,
	2018	2017
Operating activities
Net income	$424	$653
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	427	410
Deferred income taxes	95	24
Restructuring and other charges	20	118
Net loss (gain) from investing activities—asset sales	7	(514)
Net periodic pension benefit cost	100	163
Stock-based compensation	43	59
Other	61	112
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables(1)	(1,020)	(792)
(Increase) in inventories	(184)	(168)
(Increase) decrease in prepaid expenses and other current assets	(3)	6
Increase (decrease) in accounts payable, trade	257	(94)
(Decrease) in accrued expenses	(96)	(138)
Increase in taxes, including income taxes	63	144
Pension contributions	(288)	(257)
(Increase) in noncurrent assets	(33)	(37)
(Decrease) in noncurrent liabilities	(82)	(62)
Cash used for operations	(209)	(373)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	3	15
Additions to debt (original maturities greater than three months)	450	664
Premiums paid on early redemption of debt	(17)	(52)
Payments on debt (original maturities greater than three months)	(952)	(1,484)
Proceeds from exercise of employee stock options	15	48
Dividends paid to shareholders	(89)	(132)
Distributions to noncontrolling interests	—	(14)
Other	(19)	(15)
Cash used for financing activities	(609)	(970)

Investing Activities
Capital expenditures	(497)	(360)
Proceeds from the sale of assets and businesses	7	(9)
Sales of investments(2)	9	890
Cash receipts from sold receivables(1)	693	514
Other(3)	(1)	244
Cash provided from investing activities	211	1,279

Effect of exchange rate changes on cash, cash equivalents and restricted cash (4)	(4)	6
Net change in cash, cash equivalents and restricted cash(4)	(611)	(58)
Cash, cash equivalents and restricted cash at beginning of year(4)	2,153	1,878
Cash, cash equivalents and restricted cash at end of period(4)	$1,542	$1,820

(1)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of certain cash receipts and cash payments within the statement of cash flows. Based on the new guidance, Arconic classified cash received related to net sales of beneficial interest in previously transferred trade accounts receivables within investing activities. This new accounting standard does not reflect a change in our underlying business or activities. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $514 from operating activities to investing activities for the nine months ended September 30, 2017. In addition, Arconic reclassified $52 of cash paid for debt prepayments including extinguishment costs from operating activities to financing activities for the nine months ended September 30, 2017.

(2)	In the first quarter of 2017, Arconic sold 23,353,000 of its shares of Alcoa Corporation common stock at $38.03 per share which resulted in $888 in cash proceeds.

(3)	In the first quarter of 2017, Other investing activities included proceeds received from Alcoa Corporation’s sale of the Yadkin Hydroelectric Project.

(4)	In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of cash and cash equivalents within the statement of cash flows. Based on the new guidance, Arconic classified restricted cash and the change in restricted cash within the cash and cash equivalents and net change in cash and cash equivalents line items. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $11 from investing activities for the nine months ended September 30, 2017.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18
Engineered Products and Solutions:
Third-party sales	$1,487	$1,485	$1,477	$1,494	$5,943	$1,541	$1,596	$1,566
Segment operating profit(1)	$247	$250	$239	$228	$964	$221	$212	$238
Segment operating profit margin	16.6%	16.8%	16.2%	15.3%	16.2%	14.3%	13.3%	15.2%
Provision for depreciation and amortization	$64	$66	$68	$70	$268	$71	$70	$71
Impairment of goodwill	$—	$—	$—	$719	$719	$—	$—	$—
Restructuring and other charges	$6	$8	$10	$6	$30	$1	$9	$15

Global Rolled Products:
Third-party sales	$1,248	$1,271	$1,234	$1,247	$5,000	$1,366	$1,451	$1,426
Intersegment sales	$34	$37	$36	$41	$148	$42	$46	$34
Segment operating profit	$136	$133	$64	$91	$424	$112	$123	$74
Segment operating profit margin	10.9%	10.5%	5.2%	7.3%	8.5%	8.2%	8.5%	5.2%
Provision for depreciation and amortization	$50	$51	$52	$52	$205	$51	$53	$50
Restructuring and other charges	$57	$17	$2	$(4)	$72	$(1)	$1	$2
Third-party aluminum shipments (kmt)	310	307	297	283	1,197	308	315	318

Transportation and Construction Solutions:
Third-party sales	$456	$504	$523	$528	$2,011	$537	$562	$530
Segment operating profit	$68	$71	$74	$77	$290	$67	$97	$77
Segment operating profit margin	14.9%	14.1%	14.1%	14.6%	14.4%	12.5%	17.3%	14.5%
Provision for depreciation and amortization	$12	$12	$13	$13	$50	$13	$12	$12
Restructuring and other charges	$3	$6	$2	$41	$52	$—	$—	$—

Reconciliation of Total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$451	$454	$377	$396	$1,678	$400	$432	$389
Unallocated amounts:
Restructuring and other charges	(73)	(26)	(19)	(47)	(165)	(7)	(15)	2
Impairment of goodwill	—	—	—	(719)	(719)	—	—	—
Corporate expense(2)	(95)	(108)	(48)	(63)	(314)	(60)	(93)	(46)
Consolidated operating income (loss)	283	320	310	(433)	480	333	324	345
Interest expense(3)	(115)	(183)	(100)	(98)	(496)	(114)	(89)	(88)
Other income (expense), net(4)	316	132	(38)	76	486	(20)	(41)	(8)
Consolidated income (loss) before income taxes	$484	$269	$172	$(455)	$470	$199	$194	$249

In the first quarter of 2018, the Company changed its primary measure of segment performance from Adjusted EBITDA to Segment operating profit. Arconic’s definition of Segment operating profit is Operating income (loss) excluding Special items. Special items include Restructuring and other charges, and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Prior period amounts have been recast to conform to current period presentation.

Segment operating profit also includes certain items which under the previous segment performance measure were recorded in Corporate, such as the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities.

The difference between certain segment totals and consolidated amounts is Corporate.

(1)	For the quarter ended June 30, 2018, Segment operating profit for the Engineered Products and Solutions segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.

(2)	For the quarter ended March 31, 2017, Corporate expense included $18 of costs associated with the separation of Alcoa Inc. and $16 of proxy, advisory and governance-related costs. For the quarter ended June 30, 2017, Corporate expense included $42 of proxy, advisory and governance-related costs. For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions.

(3)	For the quarter ended June 30, 2017, Interest expense included $76 related to the early redemption of the Company’s 2018 Senior Notes and a portion of the Company’s outstanding 5.720% Senior Notes due 2019. For quarter ended March 31, 2018, Interest expense included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(4)	For the quarter ended March 31, 2017, Other income (expense), net included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock. For the quarter ended June 30, 2017, Other income (expense), net included a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes. For the quarter ended December 31, 2017, Other income (expense), net included favorable adjustments of $81 to the Firth Rixson earn-out and $25 to a separation-related guarantee liability.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$161	$120	$119	$424	$653
Diluted earnings per share (EPS)	$0.32	$0.24	$0.22	$0.86	$1.31

Special items:
Restructuring and other charges	(2)	15	19	20	118
Discrete tax items(1)	26	21	2	49	3
Other special items(2)	(24)	42	—	43	(348)
Tax impact(3)	(1)	(13)	(8)	(22)	40

Net income excluding Special items	$160	$185	$132	$514	$466

Diluted EPS excluding Special items	$0.32	$0.37	$0.25	$1.04	$0.91

Average number of shares - diluted EPS excluding Special items(4)	502,427,792	501,960,573	462,055,864	502,521,053	461,287,601

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:
	•	for the quarter ended September 30, 2018, a charge to establish a tax reserve in Spain ($59), a net charge related to prior year adjustments in various jurisdictions ($13), a benefit to reverse a foreign tax reserve that is effectively settled ($38), and benefits resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Act of 2017 related to the one-time transition tax ($2) and U.S. rate change impacts ($6);
	•	for the quarter ended June 30, 2018, charges resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related to an increase in the provisional estimate of the one-time transition tax ($18) and Alternative Minimum Tax (AMT) credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3);
	•	for the quarter ended September 30, 2017, a net charge for a number of small items ($2);
	•	for the nine months ended September 30, 2018, a charge to establish a tax reserve in Spain ($59); a net charge related to prior year adjustments in various jurisdictions ($13); a net charge resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related to an increase in the one-time transition tax ($16) and a charge for AMT credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3), partially offset by beneficial U.S. rate change impacts ($6); a benefit to reverse a foreign tax reserve that is effectively settled ($38), and a charge for a number of small items ($2); and
	•	for the nine months ended September 30, 2017, a net charge for a number of small items ($3).

(2)	Other special items included the following:
	•	for the quarter ended September 30, 2018, a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve and legal and other advisory costs related to Grenfell Tower ($5);
	•	for the quarter ended June 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38) and legal and other advisory costs related to Grenfell Tower ($4);
	•	for the quarter ended September 30, 2017, legal and other advisory costs related to Grenfell Tower ($7) and a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($7);
	•	for the nine months ended September 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), a benefit from establishing a tax indemnification receivable ($29) reflecting Alcoa Corporation’s 49% share of the Spanish tax reserve, costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($14), and a charge for a number of small tax items ($1); and
	•	for the nine months ended September 30, 2017, a gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock ($351), and a gain on the exchange of the remaining portion of Arconic’s investment in Alcoa Corporation common stock ($167), costs associated with the Company’s early redemption of $1,250 of outstanding senior notes ($76), proxy, advisory, and governance-related costs ($58), costs associated with the separation of Alcoa Inc. ($18), legal and other advisory costs related to Grenfell Tower ($7), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($6) and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($5).

(3)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items.

For the quarter and nine months ended September 30, 2017, share equivalents associated with mandatory convertible preferred stock were anti-dilutive based on Net income excluding Special items.

Operational Tax Rate	Quarter ended September 30, 2018			Nine months ended September 30, 2018
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income before income taxes	$249	$(26)	$223	$642	$62	$704
Provision for income taxes	88	(25)	63	218	(28)	190
Operational tax rate	35.3%		28.3%	34.0%		27.0%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended September 30,		Quarter ended June 30,		Nine months ended September 30,
	2018	2017	2018	2017	2018	2017
Arconic
Sales – Arconic	$3,524	$3,236	$3,573	$3,261	$10,542	$9,689
Less:
Sales – Tennessee packaging	37	45	46	51	126	150
Sales – Fusina rolling mill	—	—	—	9	—	54
Sales – Latin America extrusions	—	30	—	30	25	86
Aluminum price impact	108	n/a	149	n/a	366	n/a
Foreign currency impact	(15)	n/a	38	n/a	89	n/a
Arconic Organic revenue	$3,394	$3,161	$3,340	$3,171	$9,936	$9,399

Engineered Products and Solutions (EP&S)
Sales	$1,566	$1,477	$1,596	$1,485	$4,703	$4,449
Less:
Aluminum price impact	(1)	n/a	2	n/a	2	n/a
Foreign currency impact	(1)	n/a	15	n/a	39	n/a
EP&S Organic revenue	$1,568	$1,477	$1,579	$1,485	$4,662	$4,449

Global Rolled Products (GRP)
Sales	$1,426	$1,234	$1,451	$1,271	$4,243	$3,753
Less:
Sales – Tennessee packaging	37	45	46	51	126	150
Sales – Fusina rolling mill	—	—	—	9	—	54
Aluminum price impact	106	n/a	128	n/a	343	n/a
Foreign currency impact	(10)	n/a	8	n/a	14	n/a
GRP Organic revenue	$1,293	$1,189	$1,269	$1,211	$3,760	$3,549

Transportation and Construction Solutions (TCS)
Sales	$530	$523	$562	$504	$1,629	$1,483
Less:
Sales – Latin America extrusions	—	30	—	30	25	86
Aluminum price impact	3	n/a	19	n/a	21	n/a
Foreign currency impact	(4)	n/a	15	n/a	36	n/a
TCS Organic revenue	$531	$493	$528	$474	$1,547	$1,397

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down and Toll Processing and Services Agreement with Alcoa Corporation at the North America packaging business at its Tennessee operations, the sale of the Fusina, Italy rolling mill, the sale of Latin America extrusions, and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cash provided from (used for) operations	$51	$176	$(57)	$(209)	$(373)
Capital expenditures	(209)	(171)	(131)	(497)	(360)
Cash receipts from sold receivables	273	284	229	693	514
Adjusted free cash flow	$115	$289	$41	$(13)	$(219)

There has been no change in the net cash funding in the sale of accounts receivable program in the third quarter of 2018. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. In conjunction with the implementation of the new accounting guidance on changes to the classification of certain cash receipts and cash payments within the statement of cash flows, specifically as it relates to the requirement to reclassify cash receipts from net sales of beneficial interest in sold receivables from operating activities to investing activities, the Company has changed the calculation of its measure of Adjusted free cash flow to include cash receipts from net sales of beneficial interest in sold receivables. This change to our measure of Adjusted free cash flow is being implemented to ensure consistent presentation of this measure across all historical periods. The adoption of this accounting guidance does not reflect a change in our underlying business or activities. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Short-term debt	$42	$45	$45	$38	$55
Long-term debt, less amount due within one year	6,315	6,312	6,309	6,806	6,802
Total debt	$6,357	$6,357	$6,354	$6,844	$6,857
Less: Cash and cash equivalents	1,535	1,455	1,205	2,150	1,815
Net debt	$4,822	$4,902	$5,149	$4,694	$5,042

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating income	$345	$324	$310	$1,002	$913

Special items:
Restructuring and other charges	(2)	15	19	20	118
Separation costs	—	—	—	—	18
Proxy, advisory and governance-related costs	—	—	—	—	58
Legal and other advisory costs related to Grenfell Tower	5	4	7	14	7
Settlements of certain customer claims primarily related to product introductions	—	38	—	38	—

Operating income excluding Special items	$348	$381	$336	$1,074	$1,114

Operating income excluding Special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Nine months ended
September 30, 2018
Net income	$424
Special items(1)	90
Net income excluding Special items	$514
Annualized net income excluding Special items	$685

Net Assets:	September 30, 2018
Add: Receivables from customers, less allowances	$1,147
Add: Deferred purchase program(2)	362
Add: Inventories	2,622
Less: Accounts payable, trade	2,061
Working capital	2,070
Properties, plants, and equipment, net (PP&E)	5,645
Net assets - total	$7,715

RONA	8.9%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.

(2)	The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Arconic Inc.
Investor Contact
Paul T. Luther, 212-836-2758
Paul.Luther@arconic.com
or
Media Contact
Justin Falce, 412-553-2666
Justin.Falce@arconic.com